Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Check Inc. Second Restated 2007 Stock Option Incentive Plan and Netgate Software Ltd. Israeli Sub-Plan to the Check Inc. Second Restated 2007 Stock Option Incentive Plan of our reports dated September 13, 2013, with respect to the consolidated financial statements and schedule of Intuit Inc. and the effectiveness of internal control over financial reporting of Intuit Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
June 26, 2014